Exhibit 5.1

TROUTMAN SANDERS LLP
Attorneys at Law
Troutman Sanders Building
1001 Haxall Point
P.O. Box 1122 (23218-1122)
Richmond, Virginia 23219
804.697.1200 telephone
troutmansanders.com

May 7, 2014

Board of Directors

Lumos Networks Corp.

One Lumos Plaza

P.O. Box 1068

Waynesboro, Virginia 22980

Lumos Networks Corp.

Registration Statement on Form S-8

2011 Equity and Cash Incentive Plan, as amended

Ladies and Gentlemen:

We have acted as counsel to Lumos Networks Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 7, 2014, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 1,500,000 additional shares of the Company’s common stock, $0.01 par value per share (the “Shares”), to be offered pursuant to the Lumos Networks Corp. 2011 Equity and Cash Incentive Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, agreements, corporate records, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other instruments or documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Certificate of Incorporation, as amended to date, and the Bylaws of the Company, as amended to date, (ii) the resolutions of the Board of Directors of the Company with respect to the Registration Statement and the reservation of the Shares for issuance in connection with the Plan, (iii) the Plan and (iv) the Registration Statement and exhibits thereto. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto; (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto; (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and

May 7, 2014

other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct, including (i) the corporate and organizational documents of the Company, including the Certificate of Incorporation, as amended to date, and the Bylaws of the Company, as amended to date, (ii) the resolutions of the Board of Directors of the Company with respect to the Registration Statement and the reservation of the Shares for issuance in connection with the Plan, (iii) the Plan and (iv) the Registration Statement and exhibits thereto. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

We do not purport to express an opinion on any laws other than the laws of the General Corporation Law of the State of Delaware.

Based upon and subject to the qualifications, exceptions, assumptions, limitations, definitions, exclusions and other matters described in this opinion, we are of the opinion that when and to the extent issued and delivered in accordance with the terms of the Plan, and as described in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion has been prepared for your use in connection with the Registration Statement. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Troutman Sanders LLP